Exhibit 99.1

TRANSCRIPT OF HORIZON LINES, INC. QUARTERLY EARNINGS RELEASE CONFERENCE CALL- THIRD QUARTER 2005

Charles Raymond: (CEO)

Thank you very much and to our listeners and participants thank you joining us on our third quarter earnings call today. As you know, this call is being conducted to give you insight into our earnings reflected in the information which we distributed to you just shortly ago and to give you the opportunity to understand how we feel about the general direction of our company and for you to ask questions pertaining to our third quarter results.

The principal focus will be on our financial results as of the close of our third quarter, which occurred on September 25, 2005. During this call, any forward looking statements made by management relate only to the time and date of this call and we must disclaim any duty to update these statements based on new information, future events or otherwise, and we trust that we are going to share with you here a positive story.

This has been an exciting time for Horizon Lines and for you, our investors, and for our customers. We’ve had a flurry of activity over the last several months related to our initial public offering, which closed on September 30, 2005, and we’re also rolling out a new branding campaign under the theme “Always There. Always Delivering,” and we’re getting very solid customer feedback from that effort.

Related to our third quarter earnings, the combination of the timing of the Castle Harlan private equity purchase of Horizon Lines back in July 2004, coupled with the heavy activity that was associated with our recent initial public offering, which actually occurred just a couple of days after the third quarter closed, makes our comparisons on a quarter-to-quarter and nine-month comparison basis pretty complicated for you, so we are going to try to carefully step through these financial results for you so you understand them.

For example, our shares prior to the initial public offering were all privately held. There were approximately 19 million shares and we measured ourselves by earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. As is customary for a private equity-sponsored company, EBITDA is a standard measure and we continued that through the third quarter of 2005.

Going forward however, our reporting focus and our discussions with you will be on measures that are more appropriate and customary for a publicly held company, and that will include, of course, net earnings per share, and will include the approximately 33.5 million shares that are outstanding following the initial public offering and the exercise of the “green shoe” by our underwriters. So please bear with us as we explain our company’s performance net of the unusual or non-recurring costs associated with these equity restructuring activities.

This

TRANSCRIPT OF HORIZON LINES, INC. THIRD QUARTER EARNINGS RELEASE CONFERENCE CALL

has been a good quarter for Horizon Lines. We were happy earlier this month, on October 25, 2005, to announce that our Board of Directors declared a dividend on our outstanding shares of common stock of $.11 per share. As you know, that will be payable on December 15, 2005 to all stockholders of record as of the close of business on December 1, 2005.

The economic climate in all three of our trades continued to exhibit steady growth during this last quarter. Revenue increased by $38 million, or 15.1%, over the third quarter of 2004. We’re happy to report that operating income and EBITDA both improved in the third quarter of 2005 after we exclude the impact of non-recurring expenses associated with the initial public offering, and we continued to invest in the business by acquiring two vessels off lease and some 900 new containers during the third quarter. Our intense focus on cost control continues, and we’ve undertaken initiatives to mitigate rising fuel expenses. The use of the initial public offering proceeds to pay down debt will improve our balance sheet and reduce our interest costs commencing in the fourth quarter. As we move into the fourth quarter, we remain very encouraged by the ongoing growth of our trades, and, as the largest Jones Act container shipper in these markets with excellent customer relations, we believe we are well positioned to take advantage of the opportunities ahead of us.

On slide number 5, again, to reiterate, our revenue increased by $38 million, operating income improved, adjusted EBITDA before non-recurring management fees increased by 22.5% in 2005 compared to 2004, and the economic climate was very stable. We turn to slide 6. On this page, you’ll see our operating revenue increased by $38 million, or 15.1%, to $289.1 million for the quarter and by $110.2 million, or 15.6%, to $817.2 million for the nine-month period, a nice increase in our operating revenue line.

Turning to the adjusted operating income line, for our third quarter, our operating income improved by $1.7 million, or 6.1%, over the prior year and was better by $10.1 million, or 21.4%, for the nine months compared to 2004, after adjustment for non-recurring management fees, non-cash stock compensation expenses, and transaction expenses.

On an EBITDA basis, our EBITDA increased by $8.7 million, or 22.5%, for the third quarter and $25.8 million, or 30.9%, for the nine month period. Again, this is very solid performance for this company. We’re very pleased with this growth and it is representative of what we’ve done in the past.

One of the key things that we look at in our markets, being that we are serving all three of the major Jones Act markets, are the macroeconomic measures of the various states. In the case of Alaska, there has been a very steady and stable growth since 2000. Alaska’s gross state product has actually

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grown by $14 billion, or 63.6%, from 1998 to 2004. Hawaii’s gross state product has grown every year since 1998, and by a combined total of 45.5%, and is projected to surpass $53 billion in 2005. In the case of Puerto Rico, its gross domestic product surpassed $11 billion dollars last year, an increase of $1.4 billion, or 14.6%, since 1999. In Puerto Rico, we pay particular attention to the manufacturing sector, as that economy has moved from an agriculture and tourism-based economy to more of a manufacturing-based economy, and items such as pharmaceuticals, computer hardware and scientific instrument exports from the island drive employment, and we’re confident of a good solid market in Puerto Rico going forward.

With me on the call today are Mark Urbania, our Chief Financial Officer and Senior Vice President, and John Keenan, our Chief Operating Officer and Senior Vice President. I’m going to ask John to take you through some our operating highlights from this quarter.

John Keenan: (COO)

Thank you Chuck. I’m on slide 13. I’d like to cover the operating highlights as Chuck mentioned. The first is fuel. We’ve proactively adjusted our fuel surcharges to address the steep rise in fuel costs. We initiated a third weekly sailing between Tacoma and Anchorage using the Horizon Fairbanks to service the Alaska market during the busy summer season. We also purchased the Horizon Pacific and Horizon Enterprise via a lease buyout during this period. We acquired 900 new refrigerated containers in the continuing upgrade of our container fleet. We have 1,000 new dry boxes and 300 additional new refrigerated containers which will be entering our network in the fourth quarter of 2005. We maintained strong vessel on-time performance despite inclement weather and the weather challenges during the last quarter. And, importantly, we recently received the Wal-Mart Carrier of the Year Award for the fourth time, and that’s reflective of our continued focus on operational and logistics excellence.

Most of you follow this sector very closely and are familiar with the impact fuel has on all transportation companies. Vessel fuel expense increased by $9 million, or 41.9%, in the third quarter and by $21.1 million, or 34.1%, for the nine months of 2005 versus the comparable 2004 period. In the case of some of our initiatives, we proactively adjusted our fuel surcharges to recover a majority of the increase that we are seeing in our bunker fuel expense. We also continuously compare fuel prices at our various ports of call to identify the best fuel buying location, which is an advantage of the network we serve. And when opportunities existed, we entered into physical forward purchase agreements and/or paper hedges to help manage this major expense.

Moving on to slide 15, a little bit about our vessel investments. On an

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ongoing basis we are constantly looking at our core assets and, where it makes economic sense, we will acquire vessels. When you look at the two vessels on the bottom of the slide, you’ll see the Horizon Pacific and the Horizon Enterprise. These are two vessels we acquired via lease buyouts in the third quarter for a total of $29.8 million. This is important because when you look at all the vessels on this page, this generates about $14 million in annual lease savings for us going forward as a company.

As to container fleet investment on slide 16, I think you’ve seen in the S-1, we have about 22,000 containers that we operate today. 25% of these are our special equipment, our refrigerated containers. This obviously is our higher margin cargo. We continue to replenish our container fleet, acquiring 900 new containers in the third quarter. In addition, we are investing in 1,000 new dry boxes and 300 additional new refrigerator containers in the fourth quarter of 2005. So, literally, we are making ongoing reinvestments in the business and what this does for us is not only improve our customer satisfaction by having new boxes, it reduces our maintenance and it reduces some of our potential claim expense going forward.

On slide 17, a little about vessel availability. We are very proud of this statistic. 99.8% of the time when our vessels were ready to depart (i.e., when the captain is ready to let go the lines and depart the port, we’re ready to go). We measure ourselves against zero tolerance on this number, and it is up from 99% in 2004 to 99.8% in 2005.

On slide 18, our vessel utilization is about 90% 2005 year-to-date for overall Horizon Lines. Puerto Rico is at 90%, Hawaii/Guam is at 91% and Alaska is at 85%. I would note that, with the spare vessel, we have the opportunity to flex our vessel capacity in the networks. Specifically, as I mentioned earlier, we put a fourth ship in the Alaska trade this summer and we also use that spare vessel for Hawaii and Guam. But we also flex our fleet and our sailings over Jacksonville as the market demand ebbs and flows.

On slide 19, our vessel on-time arrivals, we’ve had an 84% on-time arrival performance for the third quarter of 2005. That is employing a zero tolerance. That means a minute late is late. Using the three hour standard, our performance is at 96%. So if you looked at our Puerto Rico trade, we’re at 96%. We are particularly proud of that number with the hurricanes and the weather destruction that we’ve seen in that market. Hawaii/Guam is at 90% and Alaska is at 99%. So in closing, when you look at reliability, 99.8% of the time we are ready to go, our vessels are ready to sail, and you also look at the on-time percentages, we’re very happy. This is indicative of our reliability and our customer availability and our various networks that we serve.

We continue to focus on the area of operational excellence, which

TRANSCRIPT OF HORIZON LINES, INC. THIRD QUARTER EARNINGS RELEASE CONFERENCE CALL

we’ve been known for. It’s been our trademark as an organization. And going forward what we’d like to do is share some of our various cost initiatives that we’re focused on for the balance of the year and into 2006. So with that I’d like to turn it over to Mark Urbania, our Senior Vice President and CFO.

Mark Urbania: (CFO)

Thank you John. If you are able to follow along on the webcast, I’m on slide 21, which shows actual and adjusted results for the third quarter of 2005 compared to the third quarter of 2004. Although the initial public offering did not occur until a few days after the close of our third quarter, we did incur transaction or initial public offering-related expenses in our third quarter and that really impairs our comparability between the quarters. Therefore, what we have attempted to do to aid you in understanding these results is we have added the two columns on the right side of this page to show adjusted results. This is not pro forma results as depicted in the 10-Q, but adjusted. I’ll talk about what adjusted is in a moment.

Essentially there are really two line items that were effected as a result of the initial public offering-related expenses in the third quarter. First, actual operating expenses, which is the second column, and includes $11.3 million of initial public offering or transaction-related expenses. Therefore, we’ve removed this $11.3 million of expenses in the adjusted column and that is why you see operating expenses going from $270.7 million in the actual column to the $259.4 million in the fourth column. I am going to cover with you what those adjustments are in a couple of moments.

Secondly, we’ve tax effected for those adjustments. Therefore, you see the income tax expense line in the second column of $2.2 million going to $6.7 million due to the addback and the increase of the operating income and pre-tax income.

In addition to the initial public offering-related expenses that I just talked to you about, there are really two other major items that are not depicted in this slide, but they do impair comparability between the two quarters. First, amortization expense is $4.2 million higher in the third quarter of 2005 compared to the same quarter of 2004. This is because of the write-up of assets, namely the customer contracts and trademarks, as a direct result of the purchase of the company by Castle Harlan in July 2004 and the fact that the write-up of these assets and the resulting amortization of those intangibles were not recorded until the fourth quarter of 2004. So essentially the third quarter of 2004 does not include that expense. That’s one item.

Secondly, the interest expense of $3.2 million was recorded in the third quarter of 2005 and does not exist in the third quarter of 2004. This interest expense relates to the 11% senior discount notes and if you recall, the 11% senior discount notes were not issued by H-

TRANSCRIPT OF HORIZON LINES, INC. THIRD QUARTER EARNINGS RELEASE CONFERENCE CALL

Lines Finance Holding Corp. until December of 2004, so there was virtually no interest expense related to this in the third quarter in the prior year versus this year. So, I know that’s a lot and I know there are several things here, but that’s the best way we could think of to try and explain this to you.

Now, a key metric for us is EBITDA. As you can see in the adjusted column, if you compare the $38.7 million in EBITDA in the third quarter of 2004 to what the adjusted EBITDA is in the third quarter of 2005, $47.4 million, and again that adjustment is for initial public offering-related items, which are one-time non-recurring expenses added back. We had a good quarter from an EBITDA perspective.

The operating ratio is slightly worse at 89.7%, versus 88.8%, but once you take into account the amortization expense that I talked about, the operating ratio for the third quarter of 2005 vastly improves.

The other thing that is not on this page that I wanted to share with you, and I will be talking more about this in a few moments, is earnings per share. If you notice in the Horizon Lines, Inc. 10-Q, if you had an opportunity to look at it or the press release, we put out on an actual basis $.14 earnings per share for the third quarter and that is using a share count prior to the initial public offering of about 19,169,000 shares to calculate that $.14 earnings per share. On a net income pro forma basis, and what I mean by that is that if the initial public offering transaction had occurred at the beginning of this fiscal year, the third quarter would have been $.37 earnings per share using the post-initial public offering share count of about 33,544,000 shares. I wanted to make sure you understand that. I will be talking more about that in a few minutes.

The next page, slide 22, compares the nine months. Again, it’s the same drill. The operating expenses on an actual basis include $23.2 million of non-recurring initial public offering-related expenses. Therefore, the operating expenses for the nine-month period on an actual basis was $783 million, dropping to $759.8 million, the fourth column, and then we’ve tax effected and that’s why you see the income tax expense rising. But net income improves and the two things that are not depicted here that impair the comparability again are the amortization expense that I just talked about and the interest expense, which have a dramatic effect on net income. If I can draw your attention for a moment to EBITDA, you can see that EBITDA vastly improved as well, quarter over quarter.

The main point in all of this is that although we had these initial public offering-related transaction expenses and these things that skew comparability, from a revenue perspective, operating income perspective, net income perspective and EBITDA perspective, all of the major metrics by which we measure our business, the third quarter and year to date numbers are better than last year.

TRANSCRIPT OF HORIZON LINES, INC. THIRD QUARTER EARNINGS RELEASE CONFERENCE CALL

Let me spend a couple of minutes talking about operating revenue on slide 23. This page really breaks it down. Volume growth for the third quarter accounted for $6.9 million of the growth and then $23.4 million on a nine month basis. That represents 3% volume growth in our third quarter and 3.6% for the nine-month period. Rate improvement and changes in our product mix account for $10.8 million for the quarter and $30.2 million for the nine months. Bunker fuel surcharges, which we include in revenue to offset our rising fuel costs, are depicted in the reconciliation as well. We also have vessel management contracts that didn’t exist in the third quarter of 2004. There are seven oceanographic vessels that we manage and two ready reserve fleet vessels. That’s part of the drivers behind revenue growth. And then at the bottom, other non-transportation revenue has grown, and this is basically a result of an increase in our terminal service work that we provide for our customers, Maersk being one of them.

Speaking a couple of minutes about the adjustments, I told you I’d explain adjusted operating income results. We start at the top of the page with what the actual operating income was and we work our way down to adjustments. And you can see the adjustments in the middle of the page, both from a quarter perspective and a nine-month perspective. The first item there is management fees. In the third quarter, we incurred $8.2 million of management fees, and $9.7 million for the nine months, which we will not incur post-initial public offering going forward, so we’ve eliminated those for comparability purposes and then also on a nine month basis, the $9.7 million additional expense in the fourth quarter because of vesting. $1.6 million would have been recorded in the third quarter regardless. The stock compensation expense was $1.6 million in the quarter and $12 million for the nine months. We won’t have stock compensation expense with respect to the applicable restricted stock on a going-forward basis after a fourth quarter charge at $6.9 million due to the acceleration of the vesting in full. And then other transaction-related expenses for the quarter and nine months were $1.5 million. So, for purposes of adjusted numbers, we have added these back. Hopefully this will help you with your analysis.

On the next page, it’s the same thing for net income, where we start with the actual net income at the top of the page and work our way down to adjusted net income. In the middle of the page, it’s the same items. The management fees, stock compensation expense and transaction related expenses, so you can add that back. And for determination of net income you have to tax effect those.

On the next slide, for purposes of reconciling net income to adjusted EBITDA, we’ve done that here again, starting with net

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income at the top, adding back the tax expense, interest expense and depreciation and amortization, to come to what our reported EBITDA would be, and then adding back all of the one-time non-recurring adjustments to get you to an adjusted EBITDA number so we can compare, and you can compare, the quarter and the nine months on a relative apples-to-apples basis.

Looking at our cash flow for the period, I’d like to focus on a couple of items when you’re looking at nine months versus nine months, last year versus this year. On the operating activities line we were pleased with that. We’ve generated cash flow of $43.3 million and that $43.3 million includes the management fee that we talked about of $8.2 million that we will not have going forward, so this will improve going forward and has improved historically. The major driver behind the financing activities of $28.5 million is exactly what John Keenan just talked to you about. It is the purchase of two vessels in the third quarter. The cash portion of that purchase was $25.2 million. It’s the right investment for us. We’ve done that, as John mentioned, since 2003 and economically the return was very nice on the money invested. All in all, even with those one-time, non-recurring items, cash still increased when you compare the periods by $11.1 million.

Let me spend a couple of moments on the initial public offering sources and uses, which are all listed in the Horizon Lines, Inc. 10-Q. The sources are $183.8 million, which is a combination of the shares issued, both in the initial public offering and the subsequent exercise of the underwriters’ option to purchase additional shares, combined with cash on our balance sheet, which gives us the total sources there of $183.8 million. Now what did we use the money for? We redeemed all of the preferred stock for $62.2 million. We also redeemed or will redeem the 9% senior notes for $53.0 million and the 11% senior discount notes for $43.2 million. There are claw-back premiums associated with both of those and then transaction fees. I think this is explained a little bit further on the following two slides which I would like to take you through now. These slides show the initial public offering fourth quarter financial statement impact. I want to spend a moment on this. Particularly, at the top of the page entitled “Income Statement Changes,” see the first line item, loss on extinguishment of debt. I want to explain and make sure you understand what that is. That will show as a separate line item in our income statement in the fourth quarter and that represents the premiums on the claw back of the bonds and the write-off of deferred financing costs related to the early extinguishment of that debt. We can no longer carry these fees on our balance sheet.

TRANSCRIPT OF HORIZON LINES, INC. THIRD QUARTER EARNINGS RELEASE CONFERENCE CALL

We’ll talk about that some more when we go through our next earnings call. From a balance sheet perspective, I don’t want to spend a lot of time on that. I think its self-explanatory. Cash will decrease because we’ve combined $40 million of cash from operations with the initial public offering proceeds. The reduction in intangibles I just talked to you about and you can see the uses going against the preferred stock and the debt there. I will draw your attention to one item that you may have a question on, that’s retained earnings. What is that? Again, that’s at the top of the page. That’s the income statement impact that will flow through retained earnings.

Debt reduction from the initial public offering process is very important to us. As you can see, our actual total debt on the left hand side of the page, $624.2 million, will be reduced in the fourth quarter to $528.0 million. Once we apply the proceeds for the redemption of the 9% senior notes, the aggregate principal amount outstanding of our 9% senior notes will drop down to $197.0 million, and you can see the use of proceeds drops the aggregate principal amount outstanding of the 11% senior discount notes down to $79.0 million. This is the accreted balance. Principal amount at maturity will be $104.0 million. We still carry the $4.5 million on the mortgages related to the two vessels purchased off lease. The redemption of the preferred stock is something that we’re excited about. All of these redemptions reduce our debt as a percentage of our capitalization from 88% to 79%.

You don’t have a slide on this but what I want to spend a couple minutes to take you through some general guidance for our fourth quarter and full year. Again, this guidance that I’m going to provide you is pro forma, as if the initial public offering transaction had occurred at the beginning of the year. And the reason I’m doing that is I want the earnings per share numbers that I’m going to share with you to be on a comparable basis to what you see in the press release and also to what you’ll see in the 10-Q for Horizon Lines, Inc. if you haven’t already had a chance to review it. But generally, we expect our revenues for the fourth quarter to be in a range of $270 million to $275 million. We expect our adjusted EBITDA, (i.e., before all these non-recurring charges that we will have), to be in the range of $35 million to $36 million. We expect earnings per share to be in the range of $.13 to $.16 and that’s using a share count after the initial public offering of about 33,544,000. Comparing again, I’ll review this a little bit, but on the same basis in the third quarter, we said $.37 using that same share count. On a full year basis, pro forma, but excluding the early extinguishment of debt, earnings per share for

TRANSCRIPT OF HORIZON LINES, INC. THIRD QUARTER EARNINGS RELEASE CONFERENCE CALL

the full year on a pro forma basis should be between $.62 and $.65. Again, that’s January through September, $.49, and then the fourth quarter earnings per share is expected to be between $.13 and $.16.

In closing, I thank you for bearing with me. While this is a difficult quarter to compare, the third quarter was a good quarter for our company. Revenue was up because of strong markets and higher volumes and rates in our trades. By all of the main financial metrics, once you’ve eliminated these one-time non-recurring initial public offering-related transaction adjustments, and then truly understand the impact on the interest expense and amortization and a few small other items, you’ll see that operating income, EBITDA and net income are all up and headed in the right direction compared to the same periods for the prior year. We are pleased as a company with these financial results. In addition, the initial public offering transactions we believe strengthen this company and its financial position going forward and we’re very pleased to get that process behind us and you’ll see the effect of that when we have our next earnings call.

With that I’d like to open it up for questions.

TRANSCRIPT OF HORIZON LINES, INC. THIRD QUARTER EARNINGS RELEASE CONFERENCE CALL

Question:	Hi. Good morning. I wanted to ask if you could provide revenue by trade lane for the quarter.

Answer:	Going forward, we’re not going to break down revenue and earnings by trade lane, but we’ll give you general guidance. But, I can tell you that there has been growth in all of the trades.

Question:	So, is there any insight into the growth other than volume and price over the entire business? When you run the business day to day, is that how you think about it, just overall volume, overall price?

Answer:	If you recall the revenue slide that we went through in the financial portion of the presentation, when we look at measuring our business and what we are doing from a revenue driver standpoint, we are looking at it from a volume prospective. We are looking at rates. We’re looking at our product mix. We are looking at how much of that component of revenue is related to bunker fuel surcharges and other fuel surcharges so that we get a good feel for the true revenue growth in the business, and we can tell you that quarter over quarter, year over year, we are very excited about the fact that all of our revenues are up, based upon good volume growth and rate growth in the business aside from what you see on the bunker fuel surcharges.

Question:	I know you are not going to break out the revenue by segment, but we kind of know what the government revenue is. So, if you strip that out and just look at that sort of growth without government revenue, maybe versus the revenue growth of the company, can you maybe talk about how the various trade lanes did against the total company growth rate for that sort of growth on the revenue for the quarter and how you might think about the individual segments from a strength prospective going into the fourth quarter.

Answer:	We had a very good third quarter in all three trade lanes. We had roughly 3% growth in the third quarter. About 3.6% growth for

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the nine months and generally it crossed all three trade lanes. The Alaska trade was robust. Of course, the third quarter is the strongest quarter up there typically. Hawaii stayed good and strong for us. As did Guam and Puerto Rico. When you go through the third quarter in Puerto Rico, there are four holidays down there and July and August tend to be a little light. September picked up nice and strong for us. As we look at the fourth quarter going forward, that’s the time of spending in the retail sector for the holidays. That’s been a little slow so far in Puerto Rico. We see that picking up in the next few weeks. Alaska is robust today, you know that economy is doing well in the oil environment. In Hawaii, the core market there appears to be in good shape. So, I would say that we could look at revenues for the fourth quarter being very much in line with our forecast. We don’t see any bumps in the road.

Question:	You talked about rearranging the fuel surcharge mechanism a bit. Can you talk a little bit about some of the specifics? How good has your capture been? And you mentioned changes, proactive changes, what sort of a target do you plan to get to? Whether it be total contracts under coverage, whether it be percentage of fuel cost, what do you expect to capture, etc.?

Answer:	As you know, we’ve got a little bit of a different regulatory environment. We’re covered by the STB, the Service Transportation Board, in all three trades. Puerto Rico tends to be a very heavily contracted trade with rates there negotiated on an annual basis with our major customers. We do a good job recovering our fuel surcharges in the Puerto Rico trade and we’ve kind of broken that down between the vessel portion which is shown on the freight bill as a bunker surcharge and now a surcharge depending upon zone of origin of the cargo or destination of the cargo in the lower 48 states. So, if we have a haul, for example, of product from the Pacific Northwest, you’ll pay a higher surcharge for the inland move then you might pay from Florida because of the number of miles involved. So we have intelligently moved from just focusing on the vessel to moving our surcharge to cover both the vessel and the inland portion. I think that trend will continue in our business. I expect we’ll take a good hard look at Alaska because the intermodal percentage up there seems to be growing just a little bit. And, as you know, we provide service up to Fairbanks from Anchorage, which is a truck call for us that’s fuel intensive.

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Question:	The first question that I have is for Mark. I just wanted to double check on what the record date will be for the clawback for the bonds. Is that going to be November 2nd?

Answer:	It’s November 2nd for the first closing of the initial public offering and then November 21 for the green shoe.

Question:	And, so the green shoe amounts are the $13 million for the 9% and $3 million for the 11%, right?

Answer:	That’s correct.

Question:	The second question that I have is regarding the uses of cash flow. I’m assuming that the $56 million, or the $57 million that was on the balance sheet at the end of the third quarter, is already after the purchase of the two leases for $25 million. Right?

Answer:	That’s correct as well.

Question:	So, what does the company plan to do with the free cash flow going forward?

Answer:	Well, to the extent that we have any free cash flow going forward, we plan to use a significant portion of that to extinguish debt, as we’ve explained to investors in the past. But, relative to the fourth quarter, we used, as I explained, $40 million of that $56 million to redeem the preferred stock and extinguish debt.

Answer:	Beyond that, you can do the math of our EBITDA minus various costs and, and see that we are going to have pretty attractive cash flows going forward and that will be primarily used to pay down debt.

Question:	Is the cash flow sweep on the bank debt still going to take place in the first quarter of 2006?

Answer:	No.

Question:	The last question that I have is regarding the gross margin, taking into account the new containers that are going to be rotated in. The third quarter’s gross margin was up pretty significantly from the second quarter and I was wondering if you can give us some color as to how we can expect margins to change in light of the new dry and refrigerator containers that the company is bringing in.

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Answer:	Well, as a result of bringing these new containers in as John explained in his presentation, it is going to benefit us in a couple of ways. Number one, these are newer containers replacing older containers. So, we will see our maintenance expense decrease. Also, one of the things that a company like ours typically has as an expense when you have older containers is spoilage. So, if you have spoilage, that will hit you in terms of cargo claims which is an expense in our income statement. So, bringing these new containers in and continually upgrading our equipment as we generally do will have a positive impact on our operating earnings.

Charles Raymond:	Thank you for your interest in Horizon Lines and for your questions. We are obviously pleased with the continued business improvement. This is a life-line business to Alaska, Hawaii, Puerto Rico and Guam. We move products that people are going to consume regardless of economic conditions. The combination of our markets, our customer base and the commodities that we move gives us a strong and predictable revenue base. The improved revenues that are moderate, going up 3 to 4%, have been driving good solid earnings improvements that result from a strong operating team at the company and our relentless focus on cost. Beyond that, our improved balance sheet gives us even stronger cash flows to support our core business and to support our shareholder interests. We thank you for your time this morning.